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                                                                     EXHIBIT 5.1


                     [LETTERHEAD OF O'MELVENY & MYERS LLP]

June 26, 2002

Red Robin Gourmet Burgers, Inc.
5575 DTC Parkway, Suite 110
Greenwood Village, Colorado 80111

              Re: Registration of Securities of Red Robin Gourmet Burgers, Inc.

Ladies and Gentlemen:

         At your request, we have examined the Registration Statement (the "Registration Statement") on Form S-1 (File No. 333-87044) of Red Robin Gourmet Burgers, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 of (a) 4,000,000 shares (the "Company Shares") of Common Stock, $0.001 par value per share, of the Company ("Common Stock"), and (b) an aggregate of 1,793,700 shares (the "Selling Stockholder Shares") of Common Stock owned of record by five of the Company's existing stockholders, including 68,966 shares (the "Option Shares") of Common Stock issuable upon the exercise of stock options granted by the Company.

         We are of the opinion that:

                  (i) Subject to certain proposed additional proceedings being taken as contemplated by the Registration Statement prior to the issuance and sale of the Company Shares, the Company Shares will be duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Company Shares as contemplated by the Registration Statement and the countersigning of the certificate or certificates representing the Company Shares by a duly authorized signatory of the registrar for the Common Stock or the book-entry of the Company Shares by the transfer agent for the Company's Common Stock in the name of The Depository Trust Company or its nominee, the Company Shares will be validly issued, fully paid and non-assessable.

                  (ii) The Selling Stockholder Shares have been duly authorized by all necessary corporate action on the part of the Company and, except for the Option Shares, are validly issued, fully paid and non-assessable.

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O'MELVENY & MYERS LLP
Red Robin Gourmet Burgers, Inc., June 26, 2002 - Page 2


                  (iii) Upon payment of the exercise price for and delivery of the Option Shares in accordance with the option agreement and as contemplated by the Registration Statement and the countersigning of the certificate or certificates representing the Option Shares by a duly authorized signatory of the registrar for the Common Stock or the book-entry of the Option Shares by the transfer agent for the Company's Common Stock in the name of The Depository Trust Company or its nominee, the Option Shares will be validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement.

                                                     Respectfully submitted,

                                                     /s/ O'Melveny & Myers LLP